Exhibit 1.1

Execution Copy

COMMON UNIT
PURCHASE AGREEMENT

BY AND AMONG

PLAINS ALL AMERICAN PIPELINE, L.P.

AND

THE PURCHASERS PARTY HERETO

COMMON UNIT PURCHASE AGREEMENT

COMMON UNIT PURCHASE AGREEMENT, dated as of March 16, 2006 (this “Agreement”), by and among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (“Seller”), and the Purchasers listed on Schedule 2.01 hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, certain common units representing limited partner interests in Seller, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any governmental authority, mediator or arbitrator.

“Additional Unit Closing” shall have the meaning specified in Section 2.02.

“Additional Unit Closing Date” shall have the meaning specified in Section 2.02.

“Additional Unit Notice” means written notice that Seller is exercising its right pursuant to Section 2.01(b) to require each Purchaser to purchase the number of Additional Units set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement.

“Additional Units” means, with respect to a particular Purchaser, the number of Common Units identified as Additional Units and set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the Preamble.

“Base Unit Closing” shall have the meaning specified in Section 2.02.

“Base Unit Closing Date” shall have the meaning specified in Section 2.02.

“Base Units” means, with respect to a particular Purchaser, the number of Common Units identified as Base Units and set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday or other date on which the NYSE does not open for trading.

“Closing” means the Base Unit Closing or the Additional Unit Closing, as applicable.

“Closing Date” means the Base Unit Closing Date or the Additional Unit Closing Date, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means the commitment of each Purchaser to purchase and the obligation of Seller to sell, as applicable, the Additional Units set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement.

“Commitment Date” means March 14, 2006.

“Commitment Fee” means an amount equal to 1% of the Purchase Price payable in respect of the Additional Units to be purchased by each Purchaser, which amount is set forth opposite such Purchaser’s name under the column entitled “Commitment Fee” on Schedule 2.01 to this Agreement.

“Commitment Period” means the period beginning on the Commitment Date and ending the later of (a) May 1, 2006 and (b) the date on which any Purchaser (only with respect to its individual Commitment) provides written notice to Seller or Seller provides written notice to the Purchasers of its intention to terminate the Commitment; provided that (i) a Purchaser may not provide notice of its intention to terminate after Seller has provided the Additional Unit Notice and (ii) Seller may not provide notice of its intention to terminate the Commitment if it believes in good faith that the Major Acquisition is reasonably likely to close.

“Common Units” means common units representing limited partner interests in Seller.

“Confidential Information” means, with respect to each Purchaser, all oral or written information, documents, records and data relating to the Major Acquisition or the Other Acquisitions (including as referenced herein) that Seller or its Representatives furnishes or otherwise discloses to such Purchaser or any of its Representatives, together with all copies, extracts, analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by any Person that contain or otherwise reflect or are generated from such information, documents, records, or data.  The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by such Purchaser or its Representatives), (b) is developed by such Purchaser or any of its Representatives, independent of, and without reliance in whole or in part on, any Confidential Information or any knowledge of Confidential Information, (c) becomes available to such Purchaser or its Representatives on a non-confidential basis from a source other than Seller or its Representatives who, insofar as is known to the recipient after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal, fiduciary or other obligation to Purchaser or (d) was available to such Purchaser or its Representatives on a non-confidential basis prior to its disclosure to such Purchaser or its Representatives by Seller or its Representatives.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Indemnified Party” shall have the meaning specified in Section 6.03.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Major Acquisition” means the acquisition by Plains LPG Services, L.P. of Andrews Petroleum, Inc. and Lone Star Trucking, Inc.

“NYSE” means the New York Stock Exchange.

“Other Acquisitions” means one or more acquisitions by Seller or an Affiliate thereof involving an aggregate purchase price equal to or greater than $100 million.

“Parties” means Seller and the Purchasers.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Seller, as the same may be amended from time to time.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Prospectus” means any prospectus or prospectuses included in the Registration Statement at the effective time of the Registration Statement, as supplemented by a prospectus supplement relating to the Purchased Units and the offering thereof to be filed pursuant to Rule 424(b) under the Securities Act.  Any reference in this Agreement to the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 that were filed under the Exchange Act on or before the issue date of the Prospectus; and any reference to the terms “amend,” “amendment” or “supplement” with respect to the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the issue date of the Prospectus deemed to be incorporated therein by reference.

“Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column entitled “Purchase Price – Base Units” or “Purchase Price – Additional Units,” as applicable, on Schedule 2.01 to this Agreement.

“Purchase Price Per Unit” means an amount equal to $42.80 per Purchased Unit.

“Purchased Units” means the Base Units and the Additional Units, as applicable.

“Purchaser” or “Purchasers” shall have the meaning specified in the Preamble.

“Purchaser Material Adverse Effect” means, with respect to each Purchaser, any material and adverse effect on (i) the ability of such Purchaser to meet its obligations under this Agreement on a timely basis or (ii) the ability of such Purchaser to consummate the transactions under this Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Registration Statement” means Seller’s registration statement (File No. 333-126447) on Form S-3 filed with the Commission on July 7, 2005, including a form of prospectus, as supplemented, and including the exhibits and financial statements, as amended at the time of the applicable Closing, and any post-effective amendment thereto that becomes effective prior to the applicable Closing Date.  Any reference in this Agreement to the Registration Statement shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 that were filed under the Exchange Act on or before the effective date of the Registration Statement; and any reference to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement shall be deemed to refer to and include the filing of any document under the Exchange Act after the effective date of the Registration Statement deemed to be incorporated therein by reference.

“Representatives” of any Person means the officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller” shall have the meaning specified in the Preamble.

“Seller Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), business, prospects, properties, net worth or results of operations of Seller and its subsidiaries, taken as a whole, (ii) the ability of Seller to meet its obligations under this Agreement on a timely basis, or (iii) the ability of Seller to consummate the transactions under this Agreement.

“Seller Related Parties” shall have the meaning specified in Section 6.02.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01           Sale and Purchase.

(a)           Base Units.  On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof, Seller agrees to sell to each Purchaser, and each Purchaser agrees to purchase from Seller, the number of Base Units set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement, and each Purchaser agrees to pay Seller the amount of the Purchase Price in respect of such Base Units set forth opposite such Purchaser’s name under the column entitled “Purchase Price – Base Units” on Schedule 2.01 to this Agreement as consideration for such Base Units.  At the Base Unit Closing, Seller shall pay to each Purchaser the Commitment Fee set forth opposite such Purchaser’s name under the column entitled “Commitment Fee” on Schedule 2.01 to this Agreement.

(b)           Additional Units.  On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof, during the Commitment Period:

(i)            Seller shall provide the Additional Unit Notice to each Purchaser upon the closing of the Major Acquisition and, at any time Seller believes in good faith that the Major Acquisition is reasonably likely to close, Seller may provide the Additional Unit Notice to each Purchaser.

(ii)           Upon delivery to each Purchaser of the Additional Unit Notice in either of the circumstances described above in Section 2.01(b)(i), Seller agrees to sell to each Purchaser, and each Purchaser agrees to purchase from Seller, the number of Additional Units set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement, and such Purchaser agrees to pay Seller the amount of the Purchase Price in respect of such Additional Units set forth opposite such Purchaser’s name under the column entitled “Purchase Price — Additional Units” on Schedule 2.01 to this Agreement as consideration for such Additional Units.

Section 2.02           Closing.  The closing of the purchase and sale of the Base Units hereunder (the “Base Unit Closing”) shall take place at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 9:00 a.m., local time, on March 22, 2006  (the “Base Unit Closing Date”).  Any closing of the purchase and sale of the Additional Units hereunder (the “Additional Unit Closing”) shall take place at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 9:00 a.m., local time, on the fifth Business Day following Seller’s delivery of the Additional Unit Notice (the “Additional Unit Closing Date”).

Section 2.03           Independent Obligations.  The obligation of each Purchaser hereunder is several and not joint and is independent of the obligation of each other Purchaser, and the failure of, or Seller’s waiver of, performance by any Purchaser does not excuse performance by any other Purchaser or Seller.  No Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of this Agreement.  Seller has elected to provide all Purchasers with the same material terms and this Agreement for the convenience of Seller and not because it was required or requested to do so by the Purchasers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO SELLER

Seller hereby represents and warrants to Purchasers as follows:

Section 3.01           Corporate Existence of Seller.  Seller (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite limited partnership power necessary to own its assets and carry on its business as its business is now being conducted.

Section 3.02           Valid Issuance of Purchased Units.  The offer and sale of the Purchased Units and the limited partner interests represented thereby have been duly authorized by Seller and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by such matters described under the caption “The Partnership Agreement — Limited Liability” in Seller’s Registration Statement on Form S-1 (File No. 333-64107), which is incorporated by reference into Seller’s Registration Statement on Form 8-A/A (File No. 001-14569)).

Section 3.03           Form S-3 Eligibility.  As of the date hereof, Seller meets the requirements for the use of Form S-3 under the Securities Act, and, as of each Closing Date, Seller will meet the requirements for the use of Form S-3 under the Securities Act.

Section 3.04           Registration Statement.  The Registration Statement, at the time it became effective, and the prospectus contained therein, complied, and on the date of this Agreement and each Closing Date and when any post-effective amendment to the Registration Statement becomes effective or any supplement to such prospectus is filed with the Commission, the Registration Statement, the Prospectus and any such amendment or supplement, respectively, will comply, in all material respects with the applicable requirements of the Securities Act; all documents incorporated, or deemed to be incorporated, into the Registration Statement or the Prospectus by reference pursuant to the requirements of Item 12 of Form S-3 under the Securities Act, when they were or are filed with the Commission, conformed or will conform as of their respective dates in all material respects with the applicable requirements of the Exchange Act; and each part of the Registration Statement and any amendment thereto, at the time such part became effective, and the Prospectus and any amendment or supplement thereto, at the time it was or is filed with the Commission pursuant to Rule 424 under the Securities Act and at the time of each Closing, did not and will not contain an untrue statement of a material fact or omit to a state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that this representation and warranty does not apply to statements or omissions in the Registration Statement or Prospectus (or in amendments or supplements thereto) made in reliance upon information, if any, furnished in writing to Seller by any Purchaser.

Section 3.05           Seller Commission Documents.  Any audited or unaudited financial statements and any notes or schedules included therein incorporated, or deemed to be incorporated, into the Registration Statement or the Prospectus by reference pursuant to the requirements of Item 12 of Form S-3 under the Securities Act, at the time filed, (a) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (c) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Seller and has not resigned or been dismissed as independent registered public accountants of Seller as a result of or in connection with any disagreement with Seller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.06           No Breach.  The execution, delivery and performance by Seller of this Agreement and all other agreements and instruments to be executed and delivered by Seller pursuant hereto or in connection with the transactions contemplated by this Agreement, and compliance by Seller with the terms and provisions under this Agreement, do not and will not (a) violate any provision of any statute, rule, regulation or order of any court or governmental authority having jurisdiction over Seller or any of its properties or assets, (b) conflict with or result in a violation of Seller’s certificate of limited partnership or the Partnership Agreement, or (c)  result in a violation or breach of or constitute a default under any material agreement to which Seller is a party or by which Seller or any of its properties is bound, except, in the case of clauses (a) and (c), where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.07           Authority.  Seller has all necessary limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby; the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership action on its part; and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

Section 3.08           Approvals.  No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any governmental authority or any other Person is required in connection with the execution, delivery or performance by Seller of this Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption, or to make such filing, declaration, qualification or registration, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.09           Investment Company Status.  Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10           Certain Fees.  Other than the Commitment Fee, no fees or commissions will be payable by Seller to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.

Section 3.11           No Side Agreements.  Other than (a) any existing confidentiality agreements in favor of Seller that have been executed by any Purchaser or to which any Purchaser is otherwise bound and (b) any total return swap letter contemplated by Section 5.04(c), there are no other agreements by, among or between Seller or its Affiliates, on the one hand, and Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby.

Section 3.12           MLP Status.  Seller has, since its formation, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to Seller as follows:

Section 4.01           Corporate Existence.  Such Purchaser (a) is an entity duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization and (b) has all requisite power necessary to own its assets and carry on its business as its business is now being conducted.

Section 4.02           No Conflicts.  The execution, delivery and performance by such Purchaser of this Agreement and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or in connection herewith, compliance by such Purchaser with the terms and provisions hereof and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any statute, rule, regulation or order of any court or governmental authority having jurisdiction over such Purchaser or any of its properties or assets, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, or (c) result in a violation or breach of or constitute a default under any material agreement to which such Purchaser is a party or by which such Purchaser or any of its properties is bound, except, in the case of clauses (a) and (c), where such violation, breach or default would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect.

Section 4.03           Ownership of Securities.  Such Purchaser and its Affiliates do not, as of the date hereof, and, as of each Closing Date, will not, own ten percent or more of Seller’s issued and outstanding Common Units.

Section 4.04           Trading Activities.  Such Purchaser’s trading activities, if any, with respect to Seller’s Common Units (including the Purchased Units) will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the NYSE.

Section 4.05           Certain Fees.  No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.

Section 4.06           No Side Agreements.  Other than (a) any existing confidentiality agreements in favor of Seller that have been executed by any Purchaser or to which any Purchaser is otherwise bound and (b) any total return swap letter contemplated by Section 5.04(c), there are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and any of Seller or its Affiliates, on the other hand, with respect to the transactions contemplated hereby.

Section 4.07           Seller Information.  Each Purchaser acknowledges and agrees that Seller has provided or made available to such Purchaser (through EDGAR or otherwise) the Registration Statement, all documents filed by Seller with the Commission through the date of this Agreement and incorporated by reference into the Registration Statement and all press releases issued by Seller through the date of this Agreement.

ARTICLE V
CLOSING CONDITIONS

Section 5.01           Conditions to the Closing.

(a)           Mutual Conditions.  The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to each Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(i)            no statute, rule, regulation or order shall have been enacted or promulgated, and no action shall have been taken, by any governmental authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii)           there shall not be pending any suit, action or proceeding by any governmental authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(iii)          the Purchased Units shall have been approved for listing on the NYSE, subject to notice of issuance; and

(iv)          no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or threatened by any governmental authority.

(b)           Each Purchaser’s Conditions.  The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to each Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(i)            Seller shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date;

(ii)           the representations and warranties of Seller contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct when made and as of the applicable Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the applicable Closing Date, in each case as though made at and as of the applicable Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)          since December 31, 2005, no Seller Material Adverse Effect shall have occurred and be continuing;

(iv)          in the case of the Base Unit Closing, Seller shall have concurrently paid the Commitment Fee owing to each Purchaser;

(v)           in the case of the Additional Unit Closing, Seller shall have delivered to the Purchasers the Additional Unit Notice during the Commitment Period;

(vi)          Seller shall have delivered, or caused to be delivered, to the Purchasers at the applicable Closing, Seller’s closing deliveries described in Section 5.03 of this Agreement; and

(vii)         Seller shall have filed with the Commission a prospectus supplement to the Prospectus related to the purchase and sale of applicable Purchased Units.

(c)           Seller’s Conditions.  The obligation of Seller to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to each Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by Seller in writing, in whole or in part, to the extent permitted by applicable law):

(i)            each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the applicable Closing Date;

(ii)           the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the applicable Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the applicable Closing Date, in each case as though made at and as of the applicable Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)          since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and

(iv)          each Purchaser shall have delivered, or caused to be delivered, to Seller at the applicable Closing, such Purchaser’s closing deliveries described in Section 5.04 of this Agreement.

Section 5.02           Termination.  In the event that any condition to a Party’s obligation to close specified in Section 5.01 is not satisfied or waived on the Base Unit Closing Date, such Party may terminate this Agreement upon written notice to the other Party.  In the event that any condition to a Party’s obligation to close specified in Section 5.01 is not satisfied or waived on the Additional Unit Closing Date, such Party may terminate its obligation to sell or purchase Additional Units, as the case may be, upon written notice to the other Party, and this Agreement shall otherwise remain in full force and effect pursuant to the terms hereof.  In the event of any termination of this Agreement, this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any Party hereto; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.  Notwithstanding the foregoing, any termination of this Agreement or an obligation to purchase Additional Units by any Purchaser shall not serve to terminate this Agreement or any obligation to purchase Additional Units as between any Purchaser not so terminating and Seller.

Section 5.03           Seller Deliveries.  At the applicable Closing, subject to the terms and conditions of this Agreement, Seller will deliver, or cause to be delivered, to the Purchasers:

(a)           at the Base Unit Closing, payment to each Purchaser of the Commitment Fee set forth opposite such Purchaser’s name under the column entitled “Commitment Fee” on Schedule 2.01 to this Agreement by wire transfer of immediately available funds to an account designated by such Purchaser in writing at least two (2) Business Days (or such shorter period as shall be agreeable to the applicable Parties) prior to the Base Unit Closing;

(b)           the applicable Purchased Units, which Seller shall cause to be electronically delivered to The Depository Trust Company on each Purchaser’s behalf, registered in such name(s) as such Purchaser shall, with reasonable notice, have designated, all free and clear of any liens, encumbrances or interests of any other Person; and

(c)           an officer’s certificate in form reasonably satisfactory to the Purchasers attesting to the matters set forth in Sections 5.01(b)(i), (ii) and (iii).

Section 5.04           Purchaser Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Seller:

(a)           payment to Seller of the amount of the applicable Purchase Price set forth opposite such Purchaser’s name on Schedule 2.01 to this Agreement for the applicable Purchased Units by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days (or such shorter period as shall be agreeable to the applicable Parties) prior to the applicable Closing;

(b)           an officer’s certificate in form reasonably acceptable to Seller attesting to the matters set forth in Sections 5.01(c)(i), (ii) and (iii); and

(c)           with respect to any Purchaser effecting a total return swap, Seller shall have received a letter from such Purchaser regarding certain tax withholding matters in form reasonably acceptable to Seller.

ARTICLE VI

INDEMNIFICATION

Section 6.01           Indemnification by Seller.  Seller agrees to indemnify each Purchaser and its officers, directors, employees and agents (collectively, “Purchaser Related Parties”), from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Seller contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.  Furthermore, Seller agrees that it will indemnify and hold harmless each Purchaser and Purchaser Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Seller or alleged to have been incurred by Seller in connection with the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 6.02           Indemnification by Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Seller and its officers, directors, employees and agents (collectively, “Seller Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties.  Furthermore, each Purchaser agrees, severally and not jointly, that it will indemnify and hold harmless Seller and Seller Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 6.03           Indemnification Procedures.  Promptly after any Seller Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any Action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense and employ counsel or (ii) if the defendants in any such Action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such Action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.

Section 6.04           Survival.  The Parties’ obligations under this Article VI shall only become operative following the Base Unit Closing Date and shall not survive any termination of this Agreement pursuant to Section 5.02.

ARTICLE VII
MISCELLANEOUS

Section 7.01           Purchaser Lock-Up.  Except as provided in this Agreement, no Purchaser will offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Purchased Units, or publicly announce an intention to effect any such transaction, for a period of 90 days after (a) the Base Unit Closing Date, in the case of the Base Units and (b) the Additional Unit Closing Date, in the case of the Additional Units; provided, however, that any Purchaser may enter into a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser so long as the swap counterparty agrees to be bound by the terms of this Section 7.01.

Section 7.02           Interpretation of Provisions.  Article, Section and Schedule references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to.” Whenever a Party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such Party unless otherwise specified.  Whenever any determination, consent, or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion unless otherwise specified in this Agreement.  If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.03           Survival.  The representations and warranties set forth in Section 3.02, Section 3.03, Section 3.10, Section 3.11, Section 3.12, Section 4.05 and Section 4.06 hereunder shall survive indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months, in each case, following the applicable Closing Date regardless of any investigation made by or on behalf of Seller or the Purchasers.  The covenants made in this Agreement shall survive the applicable Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor.

Section 7.04           No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto or thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

Section 7.05           Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon Seller, the Purchasers and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement, and their respective successors and permitted assigns.

(b)           Assignment of Rights.  All or any portion of the rights and obligations of each Purchaser under this Agreement may not be transferred by such Purchaser without the written consent of Seller.

(c)           Total Return Swap.  Notwithstanding the foregoing, Seller agrees that any Purchaser may enter into total return swaps or similar transactions with respect to the Purchased Units purchased by such Purchaser.

Section 7.06           Confidentiality.  Notwithstanding anything herein to the contrary, to the extent that any Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of Seller, such Purchaser shall continue to be bound by such confidentiality agreement (notwithstanding any termination provision contained therein) pending the announcement of the Major Acquisition (with respect to Confidential Information relating to such acquisition) and the Other Acquisitions (with respect to Confidential Information relating to such acquisitions).  To the extent that any Purchaser has not executed or is not otherwise bound by a confidentiality agreement in favor of Seller, and has actually received Confidential Information from Seller, such Purchaser will refrain, and will cause its Representatives to refrain, from disclosing to any other Person any Confidential Information; provided, however, that with respect to any Purchaser who has not executed and is not otherwise bound by a confidentiality agreement in favor of Seller, Seller acknowledges that Seller has not provided such Purchaser any Confidential Information unless requested by such Purchaser.  Disclosure of Confidential Information will not be deemed to be a breach of this Section 7.06 if such disclosure is made with the consent of Seller or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, however, that upon receipt by any Purchaser of any subpoena or order covering Confidential Information of Seller, such Purchaser will promptly notify Seller of such subpoena or order.

Section 7.07           Communications.  All notices and communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, regular mail, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)           If to Purchasers, to the addresses listed on the signature pages hereto, with a copy to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention:  Joshua Davidson

Facsimile:  (713) 229-2727

(b)           If to Seller:

Plains All American Pipeline, L.P.

333 Clay Street

Houston, Texas 77002

Attention:  Tim Moore

Facsimile:  (713) 646-4313

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2300

Houston, Texas 77002

Attention:  David P. Oelman

Facsimile:  (713) 615-5861

or to such other address as Seller or any Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via telecopy; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.08           Entire Agreement.  This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Seller or any of its Affiliates or Purchasers or any of their Affiliates set forth herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including any term sheets and commitment letters.

Section 7.09           Governing Law.  This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.

Section 7.10           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.11           Costs and Expenses.  Each Party shall be responsible for such Party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except that Seller shall reimburse the Purchasers for up to $25,000 of the legal expenses and fees of Baker Botts L.L.P. related to the transactions contemplated by this Agreement.

Section 7.12           Unit Split Affecting the Purchased Units.  In the event that Seller declares a unit split with respect to its Common Units and the record date for such unit split is after the date of this Agreement and prior to the applicable Closing Date, the number of Purchased Units to be delivered to Purchasers hereunder and the Purchase Price Per Unit and the Purchase Price therefor shall be appropriately adjusted so that the Purchasers would be in the same relative economic position as they would be if such Purchased Units would have been issued and delivered to the Purchasers prior to the record date for any such unit split.

Section 7.13           Distributions.  If a Closing occurs on a date after the record date relating to a distribution in respect of Common Units with respect to any fiscal quarter to be made to holders of Common Units after the date of this Agreement, the Purchase Price Per Unit shall be reduced by the per Common Unit amount of such distribution and the applicable Purchase Price set forth on Schedule 2.01 hereto shall be reduced accordingly.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

PURCHASERS:

ROYAL BANK OF CANADA

By:	RBC CAPITAL MARKETS
CORPORATION,
its agent

By:	/s/ Josef Muskatel
Name:	Josef Muskatel
Title:	Director and Senior Counsel

By:	/s/ Stephen R. Levitan
Name:	Stephen R. Levitan
Title:	Managing Director

Address:
RBC Capital Markets Corporation
One Liberty Plaza – 2nd Floor
165 Broadway
New York, NY 1000
Attention: David Weiner
Facsimile: (212) 428-3053

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

ZLP FUND, L.P.

By:	/s/ Craig Lucas
Name:	Craig Lucas
Title:	Managing Member,
General Partner

Address:
45 Broadway, 28th Floor
New York, NY 10006
Facsimile: (212) 440-0750

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

STRUCTURED FINANCE
AMERICAS, LLC

By:	/s/ Andrea Leung
Name:	Andrea Leung
Title:	Vice President

By:	/s/ Jill Rathjen
Name:	Jill Rathjen
Title:	Director

Address:
Deutsche Bank
60 Wall Street
New York, NY 10005
Facsimile: (212) 553-7075

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

CREDIT SUISSE MANAGEMENT LLC

By:	/s/ David W. Chitty
Name:	David W. Chitty
Title:	Director

Address:
11 Madison Avenue
New York, NY 10010
Facsimile: (212) 743-4527

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

KAYNE ANDERSON MLP
INVESTMENT COMPANY

By:	/s/ James C. Baker
Name:	James C. Baker
Title:	Vice President

Address:
1100 Louisiana, Suite 4550
Houston, TX 77002
Facsimile: (713) 655-7359

KAYNE ANDERSON ENERGY TOTAL
RETURN FUND, INC.

By:	/s/ James C. Baker
Name:	James C. Baker
Title:	Vice President

Address:
1100 Louisiana, Suite 4550
Houston, TX 77002
Facsimile: (713) 655-7359

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

RCH ENERGY MLP FUND L.P.

By:	RCH ENERGY MLP
FUND GP, L.P.,
its general partner

By:	RR ADVISORS, LLC,
its general partner

By:	/s/ Robert Raymond
Name:	Robert Raymond
Title:	Sole Member

Address:
RR Advisors, LLC
2100 McKinney Ave., Suite 700
Dallas, TX 75201
Attention: Robert Raymond
Facsimile: (214) 661-8044

RCH ENERGY OPPORTUNITY
FUND I, L.P.

By:	RCH ENERGY OPPORTUNITY
FUND I GP, L.P.,
its general partner

By:	RR ADVISORS, LLC,
its general partner

By:	/s/ Robert Raymond
Name:	Robert Raymond
Title:	Sole Member

Address:
RR Advisors, LLC
2100 McKinney Ave., Suite 700
Dallas, TX 75201
Attention: Robert Raymond
Facsimile: (214) 661-8044

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

THE SWANK MLP CONVERGENCE
FUND, LP

By:	SWANK ENERGY INCOME
ADVISORS, LP,
its general partner

By:	THE SWANK GROUP, LLC,
its general partner

By:	/s/ Jerry V. Swank
Name:	Jerry V. Swank
Title:	Managing Partner

Address:
3300 Oaklawn Avenue, Suite 650
Dallas, TX 75219
Facsimile: (214) 219.2353

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

By:	/s/ Joseph E. Gallagher
Name:	Joseph E. Gallagher
Title:	Trustee

Address:
8112 Maryland Ave., Suite 400
St. Louis, MO 63105
Facsimile: (314) 446.6707

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ Terry Matlack
Name:	Terry Matlack
Title:	Chief Financial Officer

Address:
10801 Mastin, Suite 222
Overland Park, Kansas 66210
Attention: Terry Matlack
Phone: (913) 981.1020
Facsimile: (913) 981.1021

TORTOISE ENERGY CAPITAL CORPORATION

By:	/s/ Terry Matlack
Name:	Terry Matlack
Title:	Chief Financial Officer

Address:
10801 Mastin, Suite 222
Overland Park, Kansas 66210
Attention: Terry Matlack
Phone: (913) 981.1020
Facsimile: (913) 981.1021

TORTOISE NORTH AMERICAN ENERGY CORPORATION

By:	/s/ Terry Matlack
Name:	Terry Matlack
Title:	Chief Financial Officer

Address:
10801 Mastin, Suite 222
Overland Park, Kansas 66210
Attention: Terry Matlack
Phone: (913) 981.1020
Facsimile: (913) 981.1021

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

ALERIAN CAPITAL PARTNERS LP

By:	ALERIAN CAPITAL
ADVISORS LLC,
its general partner

By:	/s/ Gabriel Hammond
Name:	Gabriel Hammond
Title:	Managing Member

Address:
Alerian Capital Management LLC
45 Rockefeller Plaza, Suite 2000
New York, New York 10111
Attention: Gabriel Hammond
Facsimile: (212) 332-7806

With a copy to:
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Attention: Eric Roper, Esq.
Facsimile: (212) 980-5192

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

STROME MLP FUND, L.P.

By:	STROME INVESTMENT MANAGEMENT, L.P.,
its general partner

By:	/s/ Mark McKee
Name:	Mark McKee
Title:	President

Address:
100 Wilshire Blvd., Suite 1500
Santa Monica, CA 90401
Phone: (310) 917-6600
Facsimile: (310) 752-1483

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

SELLER:

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PLAINS AAP, L.P.,
its general partner

By:	PLAINS ALL AMERICAN GP LLC,
its general partner

By:	/s/ Greg L. Armstrong
Name:	Greg L. Armstrong
Title:	Chief Executive Officer

[SIGNATURE PAGE TO
COMMON UNIT PURCHASE AGREEMENT]

Schedule 2.01

	Base Units	Purchase Price – Base Units	Commitment Fee	Additional Units	Purchase Price – Additional Units
Royal Bank of Canada	749,844	$32,093,333	$95,467	223,053	$9,546,667
ZLP Fund, L.P.	271,612	11,625,000	33,750	78,855	3,375,000
Structured Finance Americas, LLC	362,150	15,500,000	45,000	105,140	4,500,000
Credit Suisse Management LLC	90,537	3,875,000	11,250	26,285	1,125,000
Kayne Anderson MLP Investment Company	393,507	16,842,111	84,211	196,755	8,421,110
Kayne Anderson Energy Total Return Fund, Inc.	73,782	3,157,889	15,789	36,891	1,578,890
RCH Energy MLP Fund, L.P.	93,458	4,000,000	0	0	0
RCH Energy Opportunity Fund I, L.P.	0	0	80,000	186,916	8,000,000
The Swank MLP Convergence Fund, LP	93,458	4,000,000	40,000	93,458	4,000,000
Fiduciary/Claymore MLP Opportunity Fund	93,458	4,000,000	20,000	46,729	2,000,000
Tortoise Energy Infrastructure Corporation	21,990	941,177	28,235	65,970	2,823,530
Tortoise Energy Capital Corporation	16,493	705,882	21,176	49,478	2,117,647
Tortoise North American Energy Corporation	8,246	352,941	10,588	24,739	1,058,823
Alerian Capital Partners, L.P.	21,184	906,667	4,533	10,591	453,333
Strome MLP Fund, L.P.	46,729	2,000,000	10,000	23,364	1,000,000
Total:	2,336,448	$100,000,000	$500,000	1,168,224	$50,000,000